Exhibit 24

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Tredegar Corporation on Form S-8 (File Numbers 33-64647, 333-66562 and 333-120132) of our report dated June 23, 2008, appearing in this Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan for the year ended December 31, 2007.

/s/ PKF Witt Mares, PLC

Richmond, Virginia

June 26, 2008